Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

COLLABORATION AND RESEARCH SUPPORT AGREEMENT

This Collaboration and Research Support Agreement (the “Agreement”), effective as of the date of the last signature below (the “Effective Date”), is entered into by and between The Feinstein Institutes for Medical Research, a New York not-for-profit corporation and 501(c)(3) medical research organization with an address at 350 Community Drive, Manhasset, NY 11030 (“Institute”) and Tivic Health Systems, Inc., with an address at 25821 Industrial Blvd., Suite 100, Hayward, CA USA 94545 (“Company”). Institute and Company are each a “Party” and collectively the “Parties.”

WHEREAS, Institute, an affiliate of Northwell Health, Inc. (“Northwell Health”), is responsible for basic and clinical research and development activities of Northwell Health;

WHEREAS, Company is a commercial-stage bioelectronic medicine company focused on treating diseases and conditions by modulating the electrical signals carried along various nerve pathways and is the manufacturer of a neurostimulation device called the TIVIC Health neurostimulation device (the “Device”);

WHEREAS, Institute, through its Neural and Data Science Lab (the “NDS Lab”), and Company desire to collaborate in a program of research designed to test Autonomic Nervous System (ANS) function and/or balance in healthy able-bodied individuals in response to neuromodulation of the ANS by the Device, by leveraging and augmenting the NDS Lab’s multi-modal index to quantify the activation status of the ANS during a battery of clinically relevant tests (the “Research”);

WHEREAS, to that end, Institute and Company desire to collaborate in designing an experimental protocol and, upon IRB approval, in conducting that protocol under and in accordance with the terms of this Agreement; and

WHEREAS, Institute and Company believe that the relationship contemplated by this Agreement will provide Institute with a means of advancing medical research and will provide Company with access to the expertise of Institute’s physicians and researchers to refine and advance its technology.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Services
1.1.
Protocol Development
1.1.1.
Institute and Company shall collaborate in the development and drafting of a protocol designed to advance the Research which protocol, when final, (the “Protocol”) will include, among other things, those elements described in Exhibit A hereto (the “Protocol Outline”). Each Party will supply those resources and furnish those deliverables enumerated in the Protocol Outline to the extent required in the final Protocol.
1.1.2.
To that end, Institute and Company will collaborate and regularly communicate in good faith through each Party’s primary point of contact, identified in Exhibit A. Institute and Company shall take reasonable efforts to complete the Protocol for submission to the institutional review board of record for Institute (the “IRB”) within sixty (60) calendar days from the Effective Date hereof or such longer period as and to which the Parties may agree in writing (the “Protocol Development Period”).
1.1.3.
The Protocol shall be considered the Confidential Information of each Party.
1.1.4.
In the event the Parties are unable to agree on a protocol within the Protocol Development Period, the Parties may mutually agree to terminate this Agreement or either Party may terminate this Agreement by providing the other Party with ten (10) calendar days’ notice and, following termination, subject to Article 5 and Section 9.5 hereto (including the provisions referenced therein), neither Party shall be restricted or prevented in any way from pursuing similar activities, work or research on its own or with any third party collaborator(s).
1.2.
Protocol Implementation
1.2.1.
Promptly following completion of the Protocol, Institute shall submit the Protocol and the research study described therein (the “Study”) for institutional and IRB approval. Institute shall correspond with Company with respect to any changes proposed or questions raised during these approval processes. The Parties will work together in the event the IRB rejects or otherwise objects to the Protocol.
1.2.2.
If the Protocol and Study are approved, the Study shall be implemented pursuant to the Protocol and shall be governed by the terms of this Agreement. If the Protocol is rejected, the Parties may continue to pursue other options for the Study or mutually agree to terminate this Agreement, or either Party may terminate this Agreement by providing the other Party with ten (10) calendar days’ notice and, following termination, subject to Article 5 and Section 9.5 hereto (including the provisions referenced therein), neither Party shall be restricted or prevented in any way from pursuing similar activities, work or research on its own or with any third-party collaborator(s).
1.2.3.
Neither Party will not conduct the Study using human subjects under this Agreement until the Protocol for such Study has been reviewed and approved by the IRB.
2.
Study Protocol Implementation
2.1.
Conduct of Study
2.1.1.
Upon institutional and IRB approval of the Protocol and the Study, Institute shall conduct and supervise the Study through an investigator employed by or under contract with Institute or Northwell Health (the “Principal Investigator”). The initial Principal Investigator shall be Theodore P. Zanos, PhD, who is the head of the NDS Lab.
2.1.2.
In general and as shall be more specifically described in the Protocol, Institute shall provide all personnel, equipment and facilities necessary to conduct the Study except for the following which shall be furnished by Company: (i) Device(s); (ii) personnel with specialized knowledge of the Device; (iii) other Company technology, materials, equipment and services (including training on the use of the Device) as described in the Protocol; and (iv) financial support in the amounts set forth in Exhibit A hereto (“Financial Support”).

2.1.3.
Institute shall and shall require the Principal Investigator and any other Institute affiliate, employee, contractor, or agent performing or assisting with the Study (such affiliates, employees, contractors, and agents, including any additional investigators are collectively the “Study Staff”) to conduct the Study in accordance with this Agreement, the Protocol (as may be amended from time to time), the International Conference on Harmonization Good Clinical Practice guidelines to the extent codified in regulation by the United States Food and Drug Administration (“FDA”), and all applicable United States laws and regulations (collectively, “Applicable Law”); provided, however, that Institute and Principal Investigator may deviate from the Protocol to protect the health, safety and well-being of human subjects.
2.2.
Study Deliverables. During the course of the Study, Institute will provide to Company those reports and other information as are more specifically described in the Protocol (“Study Deliverables”). Study Deliverables may include interim reports describing the Study’s progress according to a schedule that is mutually agreed upon by the Parties and/or a final report summarizing the conclusions of the Study.
2.3.
Informed Consent. Institute shall obtain from each human subject participating in the Study (a “Study Subject”) a valid informed consent in the form approved by the IRB (the “Informed Consent”), signed by the Study Subject or the Study Subject’s legally authorized representative (unless such consent or documentation of consent is waived by the IRB) and appropriately documented. Each Party shall conduct the Study and its activities under this Agreement in a manner consistent with the Informed Consent.
2.4.
Human Materials. If, with respect to any Study conducted hereunder, human materials will be collected from Study Subjects, stored by Institute and transferred to Company or other third parties, Institute shall comply with Applicable Law in the collection, storage, and transfer of such human materials and Institute shall ensure that the Informed Consent describes such collection, storage and transfer. Any use of such human materials by a Party, whether in the course of conducting the Study hereunder or otherwise, shall be consistent with the terms of the applicable Informed Consents and Applicable Law.
2.5.
Amendment of the Protocol. Any modification to the Protocol which may impact the performance of the Study will require a formal amendment agreed upon by the Parties and shall not take effect until approved by the IRB.
2.6.
Study Data
2.6.1.
“Study Data” means the raw, non-aggregated human recordings collected from each Study Subject during the course of the Study. Institute owns the Study Data and is free to use the Study Data to further the Institute’s research efforts. Institute cannot share the Study Data with other non-academic parties (commercial entities or commercially sponsored entities) without first obtaining the written approval of Company; provided, however, that (a) subject to the requirements set forth in Article 6, Institute may share Study Data with any journal in connection with publication of Study Results, and such journal may publish the Study Data in connection with such publication, and (b) following initial publication of Study Results, Institute shall be free to share the Study Data without restriction (including without having to secure Company’s prior written approval). Institute hereby grants to Company an exclusive, royalty-free, non-transferrable, non-sublicensable license to the Study Data for Company’s research and development purposes, including regulatory submissions, and in support of Company’s development and commercialization of the Device and other Company technologies, subject at all times to Company’s compliance with Study Subjects’ Informed Consent and HIPAA authorization (to the extent applicable), the terms of this Agreement, and Applicable Law. For avoidance of doubt, Company does not possess any right or permission to sell Study Data or otherwise profit from any similar type of distribution or transfer of Study Data to any third party.

2.6.2.
“Study Results” means the aggregated or summarized Study Data and conclusions about the Study, as would be included in a Study report or publication. The Parties shall jointly own the Study Results and are free to publish the Study Results subject to the provisions of Article 6 (Publication).
2.7.
Study Subject Personal Information. During the Study conducted hereunder, Company may receive or otherwise come into contact with Study Subjects’ medical records, personal identifying information or other health information (collectively, “Personal Information”). Company shall comply with Applicable Law regarding the use and disclosure of any and all such Personal Information with which it comes into contact and shall hold any and all such Personal Information in confidence, whether or not so required by law. Without limiting the generality of the foregoing:
2.7.1.
Company shall only use and further disclose Study Subjects’ Personal Information as necessary to support the Study and perform its obligations pursuant to this Agreement, and only in accordance with the relevant Informed Consents and this Section 2.7;
2.7.2.
Company shall not use or disclose Study Subjects’ Personal Information to (i) attempt to contact any Study Subjects except to the extent expressly permitted by the IRB or as required to comply with Applicable Law; (ii) recruit Study Subjects to additional studies; (iii) advertise additional studies or products to Study Subjects; or (iv) perform marketing or marketing research using Study Subjects;
2.7.3.
Company agrees that the protections it applies to Study Subjects’ Personal Information will be at least equal to the protections it applies to Company Confidential Information and other proprietary information; and
2.7.4.
If, in connection with the performance of the Study, Company and/or any of its agents, employees, officers or representatives (collectively, “Representatives”) come into contact with Personal Information relating to patients of Northwell Health who are not Study Subjects, Company agrees to, and agrees to ensure its Representatives agree to, promptly notify Institute, maintain such information in confidence, not use such information it for any purpose, and follow Institute’s direction regarding the disposition or destruction of such information.
2.8.
Medical Records. All Study Subjects’ medical records are and shall remain the property of Northwell Health. Company’s personnel and Representatives who are on site at any premises of Northwell Health shall comply with all applicable policies and procedures of Northwell Health of which they are duly informed, including but not limited to security, safety, infection control and patient privacy.
2.9.
Audits by Regulatory Authorities. Institute shall, to the extent permitted by Applicable Law, including any confidentiality, peer review, or legal privileges that may attach, provide Company reasonable advance notification of any audit by a regulatory authority to the extent the audit is directly related to the Study being conducted hereunder (each a “Regulatory Study Audit”). If advance notification is impracticable, Institute will provide Company notification of any completed Regulatory Study Audit.
3.
Additional Company Obligations
3.1.
Compliance with Law. Company shall comply with Applicable Law in the performance of its activities and responsibilities under this Agreement and the Protocol including, but not limited to, in the manufacture and delivery of the Device(s) and other technologies being furnished by Company in preparation for and in the conduct of the Study. Company shall also obtain all approvals and consents required in connection with any and all such activities if and as needed.

3.2.
Subject Injury. Company shall pay for all costs of diagnosis and treatment, including hospitalization, emergency care, acute care and long-term care, of any physical or mental illness or injury to a Study Subject, including side effects, which may have been caused by Company’s negligence or willful misconduct including, but not limited to, in the manufacture and/or production of the Device(s) or Company-provided technology or equipment.
3.3.
Use of Study Deliverables. With respect to the Study conducted hereunder, Company may use Study Deliverables that it receives under this Agreement only as required to enable Company to evaluate its support of that Study and as permitted to publish the results of the Study in accordance with Article 6 (Publication) of this Agreement or as otherwise permitted by this Agreement. Without limiting the foregoing, Study Deliverables will not be used by Company for any purpose other than the foregoing purposes in this Section 3.3, as applicable, without the prior written consent of Institute and to the extent Company obtains Institute’s prior written consent to transfer, distribute, or provide a third party with access to Study Deliverables, Company will (i) only disclose Study Deliverables to such third party in a complete and accurate manner; and (ii) ensure that such third party is bound to terms and conditions that are at least as stringent as those contained in this Agreement. Company will maintain Study Deliverables under safe and secure conditions designed to prevent any unauthorized use or access to Study Deliverables. For clarity, the above limitations on the use and disclosure of Study Deliverables shall cease to apply to just that portion of the Study Deliverables published in accordance with Article 6 (Publication) of this Agreement.
4.
Intellectual Property
4.1.
Background Intellectual Property. It is expressly agreed that neither Institute nor Company transfers by operation of this Agreement to the other Party any patent right, copyright, trade secret rights, know-how, or other proprietary right owned by the Party as of the Effective Date of this Agreement or otherwise developed by such Party outside the scope of the Study and this Agreement (“Background Intellectual Property”). Institute solely owns Institute’s Background Intellectual Property and Company solely owns Company’s Background Intellectual Property. Neither Party will have any claims to or rights in any such Background Intellectual Property of the other Party, except that each Party hereby grants to the other Party, to the extent it legally can do so, a non-exclusive, worldwide, royalty-free license to its Background Intellectual Property only as is necessary and for such necessary time period for the other Party to perform its obligations under this Agreement and the Protocol.
4.2.
Invention Definition. As used in this Agreement, the term “Invention” means any information, invention, innovation, idea, discovery, or product (whether or not copyrightable or patentable), suggestion, communication, correspondence, evaluation, work product or result that is conceived, derived, reduced to practice, made or developed during and in the course of conducting the Study.
4.2.1.
Inventorship. Inventorship of Inventions shall be determined in accordance with United States intellectual property laws.
4.3.
Foreground Intellectual Property
4.3.1.
Institute Inventions
4.3.1.1.
Inventions made solely by Institute personnel (inclusive of the Principal Investigator and Study Staff) during and in the course of performing the Study (each an “Institute Invention”) shall be the sole property of Institute and, for the avoidance of doubt and without limiting the foregoing and any other provision of this Agreement, Institute Inventions shall include any surgical stimulation or therapeutic techniques, hands-on patient care techniques, instructions regarding any such techniques, surgical stimulation or therapeutic know-how, and diagnostic techniques, and all derivatives of any of the foregoing developed by Institute, any of its employees, contractors or medical staff members,

Study Staff and/or Principal Investigator in connection with this Agreement.
4.3.1.2.
Institute hereby grants to Company an option to negotiate a non-exclusive or exclusive license under Institute’s rights in and to any Institute Invention (“Institute Invention Option”) and Company may exercise its Institute Invention Option by sending written notice to Institute within thirty (30) days of receipt of notice from either Party that it has identified an Invention through its use of the Study Data, Study Results, or Study Deliverables, and which it believes to be an Institute Invention (“Institute Invention Notice”). The Parties shall negotiate in good faith on commercially reasonable terms for a period not to exceed three (3) months from the date of the Institute Invention Notice, or within such additional time to which the Parties agree in writing (“Institute Invention Negotiation Period”). With respect to any Institute Invention, in the event that Company does not exercise its corresponding Institute Invention Option or in the event that the Parties fail to enter into a license agreement during the corresponding Institute Invention Negotiation Period, then Institute shall have no further obligations to Company with respect to such Institute Invention.
4.3.2.
Company Inventions
4.3.2.1.
Inventions made by Company (inclusive of Company’s Representatives) during and in the course of performing the Study shall be the sole property of Company (each a “Company Invention”).
4.3.2.2.
Company hereby grants Institute a non-exclusive, royalty-free, non-transferrable, non-sublicensable license under Company’s rights in and to any Company Invention solely for Institute’s internal academic research and development purposes. Further, Company hereby grants to Institute an option to negotiate a non-exclusive or exclusive license under Company’s rights in and to any Company Invention (“Company Invention Option”) for commercial purposes. Institute may exercise its Company Invention Option by sending written notice to Company within thirty (30) days of receipt of notice from either Party that it has identified an Invention through its use of the Study Data, Study Results, or Study Deliverables, and which it believes to be a Company Invention (“Company Invention Notice”). The Parties shall negotiate in good faith on commercially reasonable terms for a period not to exceed three (3) months from the date of the Company Invention Notice, or within such additional time to which the Parties agree in writing (“Company Invention Negotiation Period”). With respect to any Company Invention, in the event that Institute does not exercise its corresponding Company Invention Option or in the event that the Parties fail to enter into a corresponding license agreement during the Company Invention Negotiation Period on commercially reasonable terms, then Company shall have no further obligations to Institute with respect to such Company Invention. For avoidance of doubt, in the event Company contemplates pursuing commercialization of any Company Invention, Company may, at its sole discretion, decline to grant Institute a license for commercial use of any Company Invention.
4.3.3.
Joint Inventions
4.3.3.1.
Inventions made in the course of performing the Study jointly by Institute personnel (inclusive of Principal Investigator and Study Staff), and Company personnel (inclusive of Company’s Representatives), shall be jointly owned by Institute and Company (each a “Joint Invention”).
4.3.3.2.
To the extent that any Joint Inventions are or may be patentable under Applicable Law (“Patentable Joint Inventions”), Company will have the first right, but not an obligation, to file, prosecute and maintain, at Company’s expense, such U.S. and foreign applications claiming Patentable Joint Inventions in the names of both Institute and Company. If Company decides not to seek patent protection for a Patentable Joint Invention, or not to seek such protection in a given jurisdiction, Company will provide Institute with timely notice of such decision and Institute will have the right, but not an obligation, to file, prosecute and maintain, at Institute’s expense, such patent applications in the names of both Company and Institute. Company and Institute will cooperate in good faith to execute and deliver such instruments and take such other action as may be necessary for Company or Institute, as the case may be, to undertake the filing, prosecution and maintenance described herein. Neither Party has an obligation to continue prosecuting any patent application nor to continue to maintain such patents, but if the Party that originally assumes such prosecution or maintenance decides to abandon its prosecution or maintenance, it will give the other Party timely notice and allow it to assume such prosecution or maintenance.
4.3.3.3.
Each Party hereby grants to the other an option to negotiate a non-exclusive or exclusive license under the other Party’s rights in and to any Joint Invention (“Joint Invention Option”) and each Party may exercise its Joint Invention Option by sending written notice to the other Party within thirty (30) days of receipt of notice from either Party that it has identified an Invention through its use of the Study Data, Study Results, or Study Deliverables, and which it believes to be a Joint Invention (“Joint Invention Notice”). The Parties shall negotiate in good faith on commercially reasonable terms for a period not to exceed three (3) months from the Joint Invention Notice date, or within such additional time to which the Parties agree in writing (“Joint Invention Negotiation Period”). In the event that neither Party exercises its Joint Invention Option or in the event that the Parties fail to enter into a license agreement during the Joint Invention Negotiation Period on commercially reasonable terms, then each Party shall have no further obligations to the other with respect to such Joint Invention.
4.3.3.4.
Consistent with the limitations of Section 4.3.3.3 above, each Party shall have the right to freely exploit and grant licenses under all Joint Inventions without the consent of, or a duty of accounting to, the other Party.
4.3.4.
Effect of Dispute. The rights of Institute with respect to Institute Inventions and the rights of Company with respect to Company Inventions will not be limited by any dispute between Institute and Company regarding this Agreement or otherwise.
4.4.
Cooperation. The Parties shall each reasonably execute all documents and provide the filing Party with reasonable assistance, at the filing Party’s expense, in the filing and prosecution of any patents necessary to effect or evidence the ownership of any Invention.
4.5.
No Implied License. The Parties acknowledge and agree that except as expressly provided herein, neither Institute nor Company, by operation of this Agreement, transfers to the other Party any intellectual property rights owned by a Party as of the Effective Date hereof.
5.
Confidentiality
5.1.
Obligations. For purposes of this Agreement, “Confidential Information” of a Party (the “Disclosing Party”) shall mean any information or material proprietary to such Party and disclosed by such Party to the other Party (the “Receiving Party”) that: (i) is clearly marked to indicate its confidential or proprietary status; or (ii) a reasonable person under like circumstances would understand to be proprietary or non-public, even if not marked and regardless of how it is disclosed. The Receiving Party covenants that it will protect any of Disclosing Party’s Confidential Information with which it comes into contact and will restrict the use and disclosure of such Confidential Information to its agents, employees, and affiliates who need to know for the purposes of performing that Study (including Study compliance and oversight), and only to the extent such agents, employees, and affiliates are subject to obligations of confidentiality that are at least as stringent as those that apply to Disclosing Party’s Confidential Information. Each Party’s obligations of confidentiality in this Section 5.1 shall survive for a period of (5) years after the expiration or early termination of this Agreement.

5.2.
Exceptions. The limitations on use and disclosure of Confidential Information in this Agreement shall not apply, or shall cease to apply, as the case may be, to Confidential Information received from either Party that:
5.2.1.
is or later becomes publicly known other than through a breach of this Agreement by the Receiving Party, its employees, its affiliates or its agents (inclusive, with respect to Institute, of the Principal Investigator and Study Staff);
5.2.2.
is lawfully made available to the Receiving Party, its employees, its affiliates or its agents (inclusive, with respect to Institute, of the Principal Investigator and Study Staff) by a third party that the Receiving Party reasonably believes owes no obligation of confidentiality to the other Party;
5.2.3.
was already known to the Receiving Party prior to disclosure under this Agreement, which the receiving Party can reasonably demonstrate;
5.2.4.
is independently developed by the Receiving Party or its personnel without the use of the Disclosing Party’s Confidential Information, which the receiving Party can reasonably demonstrate; or
5.2.5.
is required to be disclosed by the Receiving Party pursuant to Applicable Law or by order of any governmental authority or court of competent jurisdiction; provided, however, the receiving Party shall notify the Disclosing Party, to the extent permitted by law, to enable the Disclosing Party to seek a protective order and/or assert whatever exclusions or exemptions may be available to it, and the Confidential Information shall otherwise remain subject to all terms and conditions of this Agreement and will not lose its confidential status for other purposes merely through such required disclosure.
5.3.
Permitted Disclosures. Notwithstanding Section 5.1, the Confidential Information of one Party may be disclosed by the other Party to the extent that it:
5.3.1.
is disclosed to Study Subjects or prospective Study Subjects as reasonably necessary or appropriate in the course of discussions regarding the Informed Consent, or the performance of the Study;
5.3.2.
is disclosed by the Receiving Party to its attorneys, auditors, accountants or consultants who require the Confidential Information to provide professional services to the Receiving Party and who are doing so under a professional or contractual obligation of confidentiality;
5.3.3.
is published in accordance with this Agreement; or
5.3.4.
is disclosed to a physician or a Study Subject as reasonably necessary or appropriate in connection with the medical treatment of such Study Subject.
5.4.
Return of Confidential Information. Upon the expiration or earlier termination of the Study under this Agreement, each Party shall, at the direction of the other Party, return or destroy the other Party’s Confidential Information. Each Party acknowledges that it shall not be an obligation of the other Party, as recipient of any Confidential Information hereunder, to destroy those archival electronic back-up copies of such Confidential Information as may be made routinely by a Party’s computer data back-up systems so long as such archival electronic copies are maintained in confidence from third parties and not used for any purpose other than as permitted hereunder. Notwithstanding the foregoing, a Party may retain copies of Confidential Information for legal archival purposes and to comply with its obligations under this Agreement, and Institute may use such retained Confidential Information to provide the appropriate medical care to former and present Study Subjects.

6.
Publication
6.1.
Right of Publication. Institute may publish, present or otherwise publicly disclose the Study Results as it determines appropriate, subject to the process set forth in this Article 6 (specifically Section 6.3). I. Institute shall comply with standard academic practices regarding authorship of scientific publications and recognition of the contribution of other parties in any publication governed by this Article 6, including the authorship guidelines promulgated by the International Committee of Medical Journal Editors (“ICMJE”) in effect at the time of a given publication.
6.2.
Company Publication. With respect to the Study conducted hereunder, Company will not make, and will ensure that its affiliates, research collaborators, and employees, agents and representatives are contractually bound and/or legally obligated not to make, any public presentation of the Study Deliverables or any information provided by Institute or the Principal Investigator hereunder until the earlier of either twelve (12) months following completion of the Study or until the Study Results and information have been publicly disclosed by Institute or the Principal Investigator. If, at any time, Company desires to so publish, its personnel shall obtain Institute’s written approval regarding the content and format of the publication prior to the submission of the publication to ensure that the Study Results are presented in a complete and accurate manner. Company shall comply with standard academic practices regarding authorship of scientific publications and recognition of the contribution of other parties in any publication governed by this Article 6, including the authorship guidelines promulgated by the ICMJE in effect at the time of a given publication.
6.3.
Review Period. With respect to the Study conducted hereunder, not less than thirty (30) days’ prior to the earlier of publication or submission for publication of any manuscript, the publishing Party shall provide the other Party with a copy of the manuscript. The reviewing Party will provide its comments within thirty (30) days after receipt of the manuscript (the “Review Period”) and the publishing Party shall consider in good faith any comments submitted by the reviewing Party regarding the content thereof. The publishing Party shall delete any Confidential Information of the reviewing Party identified in writing by the reviewing Party except to the extent the identified Confidential Information is necessary to the integrity of the publication, in which case the Parties will negotiate in good faith an appropriate way to present the information. In addition, if during the Review Period the reviewing Party identifies to the publishing Party an Invention for which the reviewing Party intends to obtain a patent or perfect another intellectual property right, the publishing Party shall then delay publication for an additional period of up to sixty (60) days in order to allow the reviewing Party to file for or perfect patent protection or other intellectual property rights in such Invention in accordance with Article 4 (Intellectual Property). Company recognizes that Institute’s objective is to expeditiously disseminate new scientific and technical knowledge. To this end Company will take prompt action reasonably necessary to allow public disclosure without jeopardizing its intellectual property rights or Confidential Information. The intent of this Section is to facilitate expeditious removal of Confidential Information that is not essential to the basic validity of the publication and/or to allow sufficient time to file patent or similar applications.
6.4.
Use of Name. Neither Party may use the name, logo, or trademark of the other Party or its employees or affiliates in any press release, publicity, or advertising without the prior written approval of the other Party, except as required by Applicable Law or expressly permitted by this Agreement; provided, however, that if required by the journal to which a manuscript is submitted or upon request by Company, Institute shall publicly acknowledge in any manuscript Company’s contribution to the research and Institute may use Company’s name for that purpose. Further, Company will not use the name of Institute or any of its employees or affiliates or make any form of representation or statement in relation to the Study, Study Data or Study Results which would constitute or may be interpreted to constitute an expressed or implied endorsement by Institute of any commercial product or service of Company, and that Company will not authorize others to do so.

7.
Indemnities and Insurance
7.1.
Indemnification. Company shall indemnify, defend, and hold harmless Institute and its officers, directors, employees, agents, affiliates, and trustees, including the Principal Investigator and the IRB (“Indemnitees”), from and against any and all losses, liabilities, injury, illness, death, property damage, damages, judgments, settlements, costs, fees, suits and expenses (including reasonable attorneys’ fees and court costs) (each a “Loss”, collectively “Losses”) in connection with a claim, action, demand, cause of action or lawsuit (“Claim”) arising in whole or in part out of (i) the negligence, recklessness or willful misconduct on the part of Company, its contractors, and its (or their) respective officers, directors, employees and/or agents; (ii) the misuse by Company or its contractors of Personal Information, Institute’s Confidential Information, the Study Data, Study Results and/or Study Deliverables; (iii) Claims arising out of use of the manufacture of the Device; and/or (iv) any violation of Applicable Laws and/or breach of this Agreement by Company, its contractors, and/or its (or their) officers, directors, employees and/or agents.
7.2.
Indemnification Procedure. Institute shall promptly notify Company of any Claim. Failure to provide timely notice shall not negate Company’s obligation to indemnify, except to the extent such delay in notification actually prejudiced Company’s defense of the Claim. Company shall have the right to manage the defense and settlement of any Claim, except that no settlement shall include an admission of liability or a financial obligation on the part of the Indemnitees without their prior written approval. The Indemnitees shall reasonably cooperate with Company in the defense of any such Claim at Company’s expense. Each Indemnitee may participate in any such claim or suit, at his or her own expense.
7.3.
Responsibility. With respect to the Study conducted hereunder, Institute shall be responsible for its acts in conducting the Study limited solely and exclusively to the extent such acts are determined by a court of competent jurisdiction to be caused by the gross negligence or willful malfeasance on the part of Institute. In no event will Institute be liable to Company for any indirect, incidental, special or consequential damages or lost profits arising out of or in connection with the Study or its performing research activities in connection with the Study.
7.4.
Insurance. Company shall maintain the following insurance coverages at its own expense for the term of the Agreement term: (i) Commercial General Liability insurance with limits of not less than $1,000,000 per occurrence and $2,000,000 annual aggregate; (ii) Products Liability insurance for the products provided under this Agreement with limits of not less than $5,000,000 per occurrence and $5,000,000 annual aggregate; (iii) Excess Liability insurance with limits of not less than $5,000,000 per occurrence and $5,000,000 annual aggregate; (iv) if Company receives PHI/PII Network Security/Cyber/Data Breach insurance with limits of not less than $1,000,000 per claim and $3,000,000 annual aggregate; and (v) workers’ compensation and employers’ liability per statutory limits. Policies shall be issued by insurance companies with a minimum A.M. Best rating of A/IX and Company will provide Institute with at least thirty (30) days’ notice of cancellation/non-renewal of any of Company’s insurance policies required herein from Company or its insurers. If any of Company’s insurance policies required herein is written on a claims-made form, as opposed to an occurrence basis, such insurance shall have a retroactive date prior to or coinciding with the effective date of this Agreement and it shall continue for five (5) years following termination of this Agreement. In the event that a claims-made policy is canceled or non-renewed, Company shall obtain extended reporting (tail) coverage for the remainder of the five (5) year period. Company shall furnish certificates of insurance evidencing the insurance required herein to Institute before the first Study begins and thereafter upon request. The minimum amounts of insurance coverage required shall not be construed to limit Company’s liability in any way. The Feinstein Institutes for Medical Research, Northwell Health, Inc. and their respective parents, subsidiaries, owned and/or controlled affiliates, directors, officers, trustees, employees, agents and representatives, and IRB shall be named as Additional Insureds on Company’s liability policies. Company’s policies of insurance shall be primary and non-contributory to any and all commercial insurance, self-insurance, and/or other protections maintained by or on behalf of Institute and Additional Insureds outlined above.

8.
Representations and Covenants
8.1.
Regulatory Approvals. With respect to the Study conducted hereunder, each Party represents that it has and will maintain during the term of this Agreement all regulatory approvals required for the conduct of its respective activities in connection with that Study.
8.2.
Debarment. Each Party agrees that it will not knowingly engage, directly or indirectly, any person (including any Principal Investigator) to perform services under this Agreement if that person is (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq., or (iii) otherwise disqualified under federal or state law, from participating in any Study. Each Party certifies that it will promptly notify the other in writing if it receives notice of any such debarment, exclusion, or disqualification.
8.3.
Fair Market Value. Each Party represents that any and all payments or other transfers of value provided with respect to any Study conducted under this Agreement, including the Study Support, are fair market value, have been negotiated in an arm’s-length transaction, and have not been determined in any manner with regard to any implicit or explicit agreement to provide favorable procurement decisions with regard to either Party’s products or services, or to the value or volume of any business or referrals generated between the Parties. Nothing in this Agreement is intended to create an unrestricted gift.
8.4.
No Charge. Institute covenants that it will not charge any Study Subject or any third party for any items or services that are funded by Company under this Agreement or that are provided without charge by Company for Study purposes.
8.5.
Conflicts of Interest. Each Party represents that it has a system in place to manage conflicts of interest. With respect to the Study conducted hereunder, Company shall not, and shall require its agents and contractors to refrain from, making any payments directly to Study Staff for performing the activities set out in the Study Protocol.
8.6.
No Warranty by Institute. The Parties understand, acknowledge and agree that NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY to Institute’s research activities, work product, activities or services provided pursuant to the terms and conditions of this Agreement. The Parties further acknowledge and agree that an investigation like the Research contemplated herein is an inherently uncertain undertaking and that, as such, no particular result, outcome or data can be anticipated or assured.
8.7.
Company Compliance with Applicable Law. Company represents that it has not been found by the FDA or any other state or federal government agency or enforcement body to have violated any federal, state or local laws, rules or regulations relating to clinical investigations. If it is so found during the term of this Agreement, whether in connection with the Study or in connection with any other clinical investigations or studies, Company will immediately notify Institute.
9.
Term and Termination
9.1.
Term. This Agreement shall take effect on the Effective Date and continue until the earlier of (i) completion of the Study at Institute as mutually agreed upon among the Parties; or (ii) five (5) years after the Effective Date, unless terminated earlier pursuant to this Article 9.
9.2.
Termination by the Parties. Either Party may terminate this Agreement in the event a material breach by the other Party has not been cured within thirty (30) days after the breaching Party’s receipt of written notice describing such breach in reasonable detail. Either party may terminate this Agreement at any time without cause and without any penalty upon thirty (30) days’ prior written notice.

9.3.
Immediate Termination by Institute. Institute may terminate this Agreement immediately upon written notice to Company if required to do so by the IRB, or if Institute determines that termination of the Study is necessary for the health or safety of the Study Subjects.
9.4.
Return of Property. Upon the earlier of termination or expiration of this Agreement, Institute shall, and shall require the Principal Investigator to, return to Company, at Company’s expense, or destroy, within thirty (30) days, any Devices and other equipment on loan or lease from Company, and any copies of Confidential Information provided by Company that are in the possession or under the control of Institute or the Principal Investigator; provided, however, that Institute may retain copies of such Confidential Information pursuant to the terms set forth in Section 5.4.
9.5.
Survival. The following Sections and Articles shall survive the expiration or earlier termination of this Agreement: Sections 2.6 (Study Data), 2.7 (Study Subject Personal Information), 2.8 (Medical Records), 9.4 (Return of Property), 9.5 (Survival), and all of Articles 3 (Additional Company Obligations), 5 (Confidentiality), 6 (Publication), 7 (Indemnities and Insurance) and 10 (Miscellaneous), provided the terms of Article 5 shall only survive for the time period set forth in Section 5.1.
10.
Miscellaneous
10.1.
Remedies and Waiver. The remedies provided in this Agreement are not exclusive and a Party suffering from a breach of this Agreement may seek any remedy available in a court of competent jurisdiction. No express or implied waiver by a Party of any breach or default will be construed as a waiver of a future or subsequent breach or default. The failure or delay of any Party in exercising any of its rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by a Party will not exhaust the same or constitute a waiver of any other right provided under this Agreement.
10.2.
Disclaimer of Damages. IN NO EVENT WILL INSTITUTE BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES ARISING HEREUNDER, EVEN IF INSTITUTE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.
10.3.
Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate. For purposes of this Section 11.3, “Affiliate” means, with respect to any corporation or other entity, another corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such corporation or entity, where “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity, or any other relationship that results in actual control over the management of an entity. Any Party making an assignment pursuant to this Section 10.3 (other than an assignment to an Affiliate) shall provide prompt written notification to the other Party. In the case of any assignment, the assignee shall assume all of the obligations of the assignor under this Agreement, including the obligations set out in Article 7. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.
10.4.
Independent Contractor. In performing activities under this Agreement, neither Party (including its employees) is or shall act as an agent or employee of the other Party. The relationship between the Parties does not constitute a partnership, joint venture, or agency. Neither Party shall have the authority to bind the other Party without that other Party’s express, written permission.
10.5.
Force Majeure. Noncompliance by a Party with this Agreement due to any cause beyond the reasonable control of the Party, such as war, civil commotion, destruction of production facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers (each, an event of “Force Majeure”), shall not constitute a breach of this Agreement. That Party shall be excused from performance under this Agreement to the extent and for the duration of such event of Force Majeure; provided, however, if such Force Majeure continues for sixty (60) days, either Party shall have the right to terminate this Agreement.
10.6.
Further Assurances. Each Party shall execute such other instruments, give such further assurances, and perform acts reasonably necessary or appropriate to effectuate the provisions of this Agreement.
10.7.
Choice of Law. This Agreement is governed by the laws of the State of New York, without regard to its choice of law provisions.
10.8.
Notices. Any notices given hereunder shall be in writing and shall reference this Agreement. Notice shall be deemed given: (i) on the date delivered when delivered personally; (ii) one (1) day after the date sent when sent by facsimile, followed by a copy sent promptly by registered or certified mail, return receipt requested, postage prepaid; (iii) five (5) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight carrier, with written verification of receipt. Notice shall be given to a Party at the address for that Party set forth below (or to such other address as a Party subsequently designates pursuant to this Section 10.8):

To Institute:	The Feinstein Institutes for Medical Research Grants Management 350 Community Drive Manhasset, NY 11030 Attn: Diane Marbury, Senior Director, Grants Management Email: GMO@northwell.edu
With a copy to:	Northwell Health, Inc. Office of Legal Affairs 2000 Marcus Avenue New Hyde Park, NY 11042 Attn.: General Counsel
To Company:	Tivic Health Systems, Inc. 25821 Industrial Blvd., Suite 100 Hayward, CA 94545 Attn.: CEO Email: Jennifer.Ernst@TivicHealth.com
10.9.
No Third-Party Beneficiary. This Agreement is for the sole benefit of the Parties, and does not confer any rights on any third party.
10.10.
Entire Agreement; Amendments. This Agreement, together with any and all Study-specific appendices hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous written or oral representations, agreements, and understandings between the Parties with respect to all matters covered by this Agreement. This Agreement may only be amended by a written document signed by both Parties. In the event of any conflict between the terms of the Protocol and the terms of this Agreement, this Agreement shall control with respect to contractual matters and the Protocol shall control with respect to scientific matters.

10.11.
Performance of Other Research or Competing Studies. Nothing in this Agreement, other than provisions of Article 6, or any Study Appendix (including Protocol) will preclude Institute from providing research or similar services in the same subject area with other persons or entities not party to this Agreement. Company acknowledges that, to the extent Institute is able while remaining in compliance with Article 5, Institute may have performed, be performing, or in the future may perform contracts with Company that are separate and apart from the research conducted under this Agreement.
10.12.
Tax-Exempt Status. Company will not undertake any activity or take any action that would, or refrain from taking reasonable action when such inaction would, adversely affect the tax exemption of Institute or any affiliate under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.
10.13.
Severability. If any provision of this Agreement is held to be unenforceable for any reason, that unenforceability shall not affect the enforceability of any other provision of this Agreement, and the Parties shall negotiate in good faith to substitute an enforceable provision with similar terms.
10.14.
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.
10.15.
Export Controls. Each Party agrees to comply with export control law to the extent applicable.
10.16.
Headings. The Section and Article headings in this Agreement are for reference only and shall not affect the interpretation or meaning of any provision of this Agreement.
10.17.
Authority to Execute. The signatories to this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of the Party that they purport to represent.

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IN WITNESS WHEREOF, through their duly authorized representatives, the Parties have executed this Collaboration and Research Support Agreement to become effective as of the Effective Date.

The Feinstein Institutes for Medical Research	Tivic Health Systems, Inc.
By: _/s/ Diane M. Marbury, CRA______ Name: Diane M. Marbury, CRA Title: Sr. Director, Grants Management Date: _4/30/2024___________________	By: _/s/ Jennifer Ernst______________ Name: Jennifer Ernst Title: CEO Date: _5/17/2024__________________

Exhibit A

Protocol Outline

[***]

Payment will be made upon completion of the following Milestones with written agreement by both parties on satisfactory completion:

MILESTONE 1: Execute Collaboration and Research Support Agreement $ 24,485.60

MILESTONE 2: Receive IRB study approval $ 48,971.20

MILESTONE 3: Complete enrollment of first all participants and run 1/3 sessions $ 85,699.60

MILESTONE 4a/b: Complete all sessions; submit final report $ 85,699.60

Payments from Company to Institute will be issued within Net 30 payment terms.

Attachment: Preliminary Budget